               SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (UNAUDITED)

                                  EXHIBIT 11
                                --------------

                          Primary Earnings per Share

                                                      Three Months Ended
                                                           March 31,
                                                  ----------------------------
                                                      1997            1996
                                                  ------------    ------------

Weighted average number of common
 shares outstanding                                 11,454,126      11,390,002

Shares issuable pursuant to employee stock
 option plans, less shares assumed
 repurchased at the average fair value
 during the period                                     422,998         228,992

Shares issuable pursuant to the independent
 director stock option plan, less shares assumed
 repurchased at the average fair value
 during the period                                       4,751           2,435
                                                  ------------    ------------

Number of shares for computation of primary
 net income per share                               11,881,875      11,621,429
                                                  ============    ============

Net income                                        $  4,757,274    $  3,262,504
                                                  ============    ============

Primary net income per share                      $       0.40    $       0.28
                                                  ============    ============


               SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (UNAUDITED)

                                  EXHIBIT 11
                                --------------

                      Fully Diluted Earnings per Share

                                                      Three Months Ended
                                                           March 31,
                                                  ----------------------------
                                                      1997            1996
                                                  ------------    ------------

Weighted average number of common
 shares outstanding                                 11,454,126      11,390,002

Shares issuable pursuant to employee stock
 option plans, less shares assumed
 repurchased at the end of period fair value           436,624         276,020

Shares issuable pursuant to the independent
 director stock option plan, less shares assumed
 repurchased at the end of period fair value             4,863           2,921
                                                  ------------    ------------
Number of shares for computation of fully
 diluted net income per share                       11,895,613      11,668,943
                                                  ============    ============

Net income                                        $  4,757,274    $  3,262,504
                                                  ============    ============

Fully diluted net income per share                $       0.40    $       0.28
                                                  ============    ============